Exhibit 99

Accenture Appoints Herbert Hainer to Board of Directors

NEW YORK; Nov. 2, 2016 — Accenture (NYSE: ACN) announced today that Herbert Hainer has been appointed to the company’s Board of Directors, effective November 2. Mr. Hainer, 62, was chief executive officer and chairman of the executive board of adidas from 2001 until his retirement in September 2016.

Mr. Hainer will be subject to re-appointment at the next Accenture plc annual general meeting of shareholders. He has been appointed to serve on the board’s Compensation and Finance Committees.

“I am delighted to welcome Herbert to our board of directors,” said Pierre Nanterme, Accenture’s chairman and CEO. “He led the growth of a prominent global company and built significant shareholder value during his long tenure as CEO of adidas. Herbert brings a very strong background in consumer goods and marketing, as well as valuable international experience as both a CEO and director of large, multinational companies. I am confident that our board will benefit from the insights and perspective he can provide as we continue to focus on executing our strategy and driving results for our clients and our shareholders.”

With the appointment, Accenture’s board now comprises 14 directors, 13 of whom are external and independent. Mr. Nanterme is the board’s only internal director.

Mr. Hainer joined adidas in 1987 and advanced through a series of sales and management roles, including national sales director for Germany and senior vice president in charge of sales and logistics for the Europe, Middle East & Africa region. He became a member of the executive board in 1997, and was named vice chairman in 2000 and CEO and chairman of the executive board the following year. Earlier in his career, Mr. Hainer was a divisional sales manager with Procter & Gamble in Germany for eight years.

Mr. Hainer is a director of Deutsche Lufthansa and serves on the supervisory board of Allianz Deutschland. He is also vice chairman of the supervisory board of FC Bayern München. He holds a degree in business studies from the University of Applied Sciences in Landshut, Germany.

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions — underpinned by the world’s largest delivery network — Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With approximately 384,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

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Stacey Jones
Accenture
+1 (917) 452-6561
stacey.jones@accenture.com